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                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                                     BETWEEN

                              UNIVEST NATIONAL BANK

                                  AND TRUST CO.

                                       AND

                             SUBURBAN COMMUNITY BANK

                            DATED AS OF MAY 15, 2003

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                                    EXHIBITS

     Exhibit A - Form of Letter Agreement
     Exhibit B - Form of Option Cancellation Agreement
     Exhibit C - Form of Warrant Cancellation Agreement

                              DISCLOSURE SCHEDULES

Suburban Disclosure Schedule

1.       Schedule 2.2(a) - Options and Warrants

2.       Schedule 2.2(b) - Equity Interests

3.       Schedule 2.3 - Conflicts, Violations, etc.

4.       Schedule 2.4 - Consents

5.       Schedule 2.8(a) - Contracts

6.       Schedule 2.9(a) - Security for Borrowed Funds

7.       Schedule 2.10 - Litigation

8.       Schedule 2.12 - Employee Benefit Plans, etc.

9.       Schedule 2.13 - Danielson Letter

10.      Schedule 2.14 - Environmental Matters

11.      Schedule 2.18 - Related Party Transactions

12.      Schedule 2.20(iii) - Non-Compliance with Laws re:  Loans

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                                TABLE OF CONTENTS

ARTICLE I GENERAL.........................................................................................    1

  1.1    Definitions......................................................................................    1

  1.2    The Merger.......................................................................................    6

ARTICLE II REPRESENTATIONS AND WARRANTIES OF SUBURBAN.....................................................   11

  2.1    Organization.....................................................................................   11

  2.2    Capitalization...................................................................................   12

  2.3    Authority; No Violation..........................................................................   12

  2.4    Consents.........................................................................................   13

  2.5    Financial Statements.............................................................................   14

  2.6    No Material Adverse Change.......................................................................   14

  2.7    Taxes............................................................................................   14

  2.8    Contracts........................................................................................   15

  2.9    Ownership of Property; Insurance Coverage........................................................   16

  2.10   Legal Proceedings................................................................................   18

  2.11   Compliance with Applicable Law...................................................................   18

  2.12   ERISA............................................................................................   19

  2.13   Brokers and Finders..............................................................................   20

  2.14   Environmental Matters............................................................................   20

  2.15   Business of Suburban.............................................................................   21

  2.16   CRA Compliance...................................................................................   21

  2.17   Proxy Statement/Applications.....................................................................   21

  2.18   Related Party Transactions.......................................................................   22

  2.19   No Undisclosed Liabilities.......................................................................   22

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
  2.20   Loan Portfolio...................................................................................   22

  2.21   Allowance for Loan Losses........................................................................   23

  2.22   Investment Portfolio.............................................................................   23

  2.23   Interest Rate Risk Management Instruments........................................................   23

  2.24   Regulatory Reports...............................................................................   23

  2.25   Fairness Opinion.................................................................................   24

  2.26   Quality of Representations.......................................................................   24

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.......................................   24

  3.1    Organization.....................................................................................   24

  3.2    Authority; No Violation..........................................................................   24

  3.3    Consents.........................................................................................   25

  3.4    Legal Proceedings................................................................................   26

  3.5    Compliance with Applicable Law...................................................................   26

  3.6    Brokers and Finders..............................................................................   27

  3.7    Information to be Supplied.......................................................................   27

  3.8    Quality of Representations.......................................................................   27

ARTICLE IV COVENANTS OF THE PARTIES.......................................................................   28

  4.1    Conduct of Suburban's Business...................................................................   28

  4.2    Access; Confidentiality..........................................................................   30

  4.3    Regulatory Matters...............................................................................   31

  4.4    Current Information..............................................................................   32

  4.5    Taking of Necessary Actions......................................................................   32

  4.6    Acquisition Proposals............................................................................   32

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
  4.7    Update of Disclosure Schedules...................................................................   33

  4.8    Other Undertakings by Parent, Merger Sub and Suburban............................................   33

  4.9    Retention of Key Suburban Management.............................................................   37

  4.10   Obligation of Merger Sub.........................................................................   37

ARTICLE V CONDITIONS......................................................................................   37

  5.1    Conditions to Suburban's Obligations under this Agreement........................................   37

  5.2    Conditions to Merger Sub's and Parent's Obligations under this Agreement.........................   38

ARTICLE VI TERMINATION, WAIVER AND AMENDMENT..............................................................   40

  6.1    Termination......................................................................................   40

  6.2    Effect of Termination............................................................................   40

ARTICLE VII MISCELLANEOUS.................................................................................   41

  7.1    Expenses and Other Fees..........................................................................   41

  7.2    Non-Survival of Representations and Warranties; Disclosure Schedules.............................   42

  7.3    Amendment of this Agreement......................................................................   42

  7.4    Waiver...........................................................................................   42

  7.5    Entire Agreement.................................................................................   43

  7.6    No Assignment....................................................................................   43

  7.7    Notices..........................................................................................   43

  7.8    Captions.........................................................................................   44

  7.9    Counterparts.....................................................................................   44

  7.10   Partial Invalidity...............................................................................   44

  7.11   Governing Law....................................................................................   45

                          AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of May 15, 2003 (this "Agreement"), is made by and among UNIVEST NATIONAL BANK AND TRUST CO., a national banking association ("Parent") and SUBURBAN COMMUNITY BANK, a Pennsylvania chartered commercial bank ("Suburban").

                                   BACKGROUND

         Upon the execution of this Agreement Parent will proceed diligently with the OCC to form a subsidiary as an interim national bank (the "Interim Entity"). When the Interim Entity has been formed as a body corporate under the applicable OCC regulatory provisions, the parties hereto and the Interim Entity shall execute an amendment to this Agreement to include the Interim Entity as a party hereto and for the Interim Entity to assume all obligations of Merger Sub hereunder. Each reference herein to "Merger Sub" shall, upon the execution of such amendment, mean and refer to the Interim Entity. The Parent and Suburban desire for Merger Sub to merge with and into Suburban with Suburban surviving such merger as a wholly owned subsidiary of the Parent in accordance with the laws of the United States, the Commonwealth of Pennsylvania and this Agreement (the "Merger"). Immediately following the Merger, Suburban, which will become a wholly owned subsidiary of Parent pursuant to the Merger, will be merged into Parent which will be the surviving entity of that merger. As a condition and inducement to Parent to enter into this Agreement, certain shareholders of Suburban are executing a Letter Agreement in the form attached hereto as Exhibit "A", pursuant to which, subject to the terms and conditions set forth therein, each has separately agreed to vote the shares of Suburban Common Stock owned by such person in favor of the Merger.

         Parent and Suburban desire to provide the terms and conditions governing the transactions contemplated under this Agreement.

                                    AGREEMENT

                  NOW THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, the parties, intending to be legally bound hereby, agree as follows:

                                    ARTICLE I

                                     GENERAL

         1.1      DEFINITIONS.

As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                  "Acquisition Proposal" has the meaning given such term in
Section 4.6 of this Agreement.

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                  "Affiliate" means, with respect to any corporation, any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such corporation and, without limiting the generality of the foregoing, includes any executive officer, director or 10% or greater equity owner of such corporation.

                   "Application" means an application for regulatory approval that is required by the transactions contemplated hereby.

                  "Banking Code" means the Pennsylvania Banking Code of 1965, as amended.

                  "CRA" means the Community Reinvestment Act of 1977, as amended, and the rules and regulations promulgated from time to time thereunder.

                  "Closing" has the meaning given that term in Section 1.2(a) of this Agreement.

                  "Closing Date" means the date on which the last condition precedent provided in this Agreement (other than those conditions which are to be fulfilled at the Closing) has been fulfilled or waived, or as soon as practicable thereafter.

                  "Confidentiality Agreement" means the confidentiality letter agreement dated February 5, 2003 between Suburban and Parent.

                  "Dissenting Suburban Shares" has the meaning given to that term in Section 1.2(f)(ii)(C) of this Agreement.

                  "Effective Date" means the date upon which all filings with governmental agencies, as may be required under applicable laws and regulations for the Merger to be effective, are made and accepted by such agencies, and shall be the same as the Closing Date.

                  "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Regulatory Authority relating to (i) the protection, preservation or restoration of the environment, including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource, and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, whether by type or by quantity, including any material containing any such substance as a component.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

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                  "Exchange Agent" means Parent in its capacity as effecting payment of the Merger Consideration under Section 1.2(i) hereof.

                  "FDIC" means the Federal Deposit Insurance Corporation.

                  "FRB" means the Federal Reserve Board.

                  "GAAP" means accounting principles generally accepted in the United States.

                  "Insurance Amount" has the meaning given to such term in
Section 4.8(c)(iii).

                  "IRC" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

                  "IRS" means the Internal Revenue Service.

                  "Key Suburban Management" means H. Paul Lewis.

                  "Knowledge of Suburban" means the actual knowledge of Suburban's officers and directors.

                  "Knowledge of Parent" means the actual knowledge of Parent's officers and directors.

                  "Material Adverse Effect" means an event, change or occurrence which, individually or together with any other event, change or occurrence has caused or is reasonably likely to cause a material adverse effect or a material adverse change on (a) the business, financial condition, assets or results of operations of Suburban other than any change, circumstance or effect relating to
(i) the economy or financial markets in general or (ii) the banking industry and not specifically related to Suburban, or (b) the ability of Suburban to consummate the transactions contemplated by this Agreement.

                  "Merger" means the merger of Merger Sub with and into Suburban, with Suburban surviving such merger as a wholly owned subsidiary of Parent as contemplated by this Agreement.

                  "Merger Consideration" has the meaning given to such term in
Section 1.2(f)(ii)(A) of this Agreement.

                  "Merger Sub" means the interim national bank as described in the Background section of this Agreement after it has been added as a party to this Agreement. Merger Sub will not have any assets (except the required minimum capital), liabilities, contractual commitments (other than as specifically provided in this Agreement) or any business activity (other than as related to effecting the Merger as provided in this Agreement).

                   "OCC" means the Office of the Comptroller of the Currency.

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                  "Optionee" has the meaning given that term in Section
1.2(g)(i).

                  "Optionee Cash-Out" has the meaning given that term in Section 1.2(g)(i).

                  "Parent/Merger Sub Material Adverse Effect" means an event, change or occurrence which, individually or together with any other event, change or occurrence has caused or is reasonably likely to cause a material adverse effect or a material adverse change on (a) the business, financial condition, assets or results of operations of Parent and Merger Sub collectively other than any change, circumstance or effect relating to (i) the economy or financial markets in general or (ii) the banking industry and not specifically related to Parent and Merger Sub collectively, or (b) the ability of Parent and Merger Sub collectively to consummate the transactions contemplated by this Agreement.

                  "PDB" means the Department of Banking of the Commonwealth of Pennsylvania.

                  "Pennsylvania Law" means the Pennsylvania Business Corporation Law of 1988, as amended.

                  "Proxy Statement" means the proxy statement, together with any supplements thereto, to be sent to holders of Suburban Common Stock that covers in all material respects, as to such shareholders, the transactions contemplated by this Agreement.

                  "Regulatory Agreement" has the meaning given to that term in Sections 2.11 and 3.5 of this Agreement.

                  "Regulatory Authority" means any agency or department of any federal, state or local government or of any self-regulatory organization, including without limitation the PDB, the OCC, the FRB, the FDIC, and the respective staffs thereof.

                  "Rights" means warrants, options, rights, convertible securities and other capital stock equivalents which obligate an entity to issue its securities.

                  "SEC" means the Securities and Exchange Commission.

                  "Securities Documents" means all reports, offering circulars, proxy statements, registration statements and all similar documents filed or required to be filed, pursuant to the Securities Laws.

                  "Securities Laws" means the Securities Act of 1933, as amended, the Exchange Act, the Investment Advisors Act of 1940, as amended and the rules and regulations of the SEC promulgated thereunder.

                  "Subsidiary" means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by another entity, except any corporation the stock of which is held in the ordinary course of the lending activities of a bank.

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                  "Suburban Benefit Plan" has the meaning given to that term in
Section 2.12 of this Agreement.

                  "Suburban Certificate" has the meaning given to that term in
Section 1.2(i)(i) of this Agreement.

                  "Suburban Common Stock" has the meaning given to that term in
Section 2.2(a) of this Agreement.

                  "Suburban Disclosure Schedule" means, collectively, the disclosure schedules delivered by Suburban to Parent at or prior to the execution and delivery of this Agreement and as updated at or prior to the Closing Date.

                  "Suburban Financials" means (i) the audited balance sheets (including related notes and schedules, if any) of Suburban as of December 31, 2002, 2001, and 2000 and the audited income statements and statements of changes in equity and cash flows (including related notes and schedules, if any) of Suburban for each of the years ended December 31, 2002, 2001 and 2000, and (ii) the internally generated unaudited balance sheet (including related notes and schedules, if any) of Suburban and the internally generated unaudited income statements (including related notes and schedules, if any) of Suburban for each calendar quarter after December 31, 2002.

                  "Suburban Option" has the meaning given to that term in
Section 1.2(g) of this Agreement.

                  "Suburban Option Plans" means each stock option plan maintained by Suburban immediately prior to the Effective Date.

                  "Suburban Shareholders Meeting" means the meeting of the holders of Suburban Common Stock to vote upon Suburban's proposal to approve and adopt this Agreement and approve the Merger.

                  "Suburban Warrant" has the meaning given to that term in
Section 1.2(g) of this Agreement.

                  "Surviving Bank" has the meaning given to that term in Section 1.2(b) hereof.

                  "Univest" means Univest Corporation of Pennsylvania, which owns all of the outstanding stock of Parent.

                  "Warrantholder" has the meaning given that term in Section 1.2(g)(ii).

                  "Warrantholder Cash-Out" has the meaning given that term in
Section 1.2(g)(ii).

         1.2      THE MERGER.

                  (a) Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place on the Closing Date at a time and place to be agreed upon by the parties hereto.

                  (b) The Merger. The Background section of this Agreement is hereby incorporated into this Agreement by reference. Subject to the terms and conditions of this Agreement and in accordance with the applicable laws and regulations of the United States and the Commonwealth of Pennsylvania, on the Effective Date:

                           (i)      Merger Sub shall merge with and into
Suburban;

                           (ii)     the separate existence of Merger Sub shall
cease;

                           (iii)    Suburban shall be the surviving entity in
the Merger (the "Surviving Bank"); and

                           (iv)     all of the property (real, personal and
mixed), if any, rights, powers, duties, obligations and liabilities, if any, of Merger Sub shall be taken and deemed to be transferred to and vested in Suburban, as the Surviving Bank, without further act or deed.

                  (c) Surviving Bank's Name and Business. The name of the Surviving Bank shall be "Suburban Community Bank". The business of the Surviving Bank shall be that of a Pennsylvania chartered commercial bank, and it shall be conducted by the Surviving Bank at its main office which shall be located at 40
E. Street Road, Feasterville, PA 19053, and its legally established branches.

                  (d)      Surviving Bank's Articles of Incorporation and
Bylaws.

                           (i)      On and after the Effective Date, the
Articles of Incorporation of the Surviving Bank shall be the Articles of Incorporation of Suburban as in effect on the Effective Date, until changed in accordance with applicable law, such Articles of Incorporation and the Surviving Bank's bylaws.

                           (ii)     On and after the Effective Date, the bylaws
of the Suburban, as in effect on the Effective Date, shall automatically be and remain the bylaws of the Surviving Bank, until changed in accordance with applicable law, the Surviving Bank's Articles of Incorporation and such bylaws.

                  (e)      Surviving Bank's Board of Directors and Officers.

                           (i)      On and after the Effective Date, the
directors of Merger Sub duly elected and holding office immediately prior to the Effective Date shall be the directors of the Surviving Bank, each to hold office until his or her successor is elected and qualified or otherwise in accordance with applicable law, the Articles of Incorporation and the bylaws of the Surviving Bank.

                           (ii)     On and after the Effective Date, the
officers of Merger Sub duly elected and holding office immediately prior to the Effective Date shall be the officers of the Surviving Bank, each to hold office until they shall resign or be removed in accordance with applicable law, the Articles of Incorporation and the bylaws of the Surviving Bank.

                  (f)      Conversion of Shares.

                           (i)      Merger Sub Capital Stock. Each share of the
capital stock of Merger Sub issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Bank.

                           (ii)     Suburban Common Stock.

                                    (A)      Conversion. Subject to Section
1.2(f)(ii)(B) below with respect to treasury stock, and to Section 1.2(f)(ii)(C) below with respect to dissenting shares of Suburban Common Stock, (i) each share of Suburban Common Stock and each fractional share of Suburban Common Stock issued and outstanding immediately prior to the Effective Date, shall, on the Effective Date, by reason of the Merger and without any action on the part of the holder thereof, cease to be outstanding and be converted into the right to receive, with respect to each such full share of Suburban Common Stock, $20.00 in cash without interest and, with respect to each such fractional share of Suburban Common Stock, an amount in cash without interest equal to such fraction of a share multiplied by $20.00 (collectively, the "Merger Consideration").

                                    (B)      Treasury Stock. Each share of
Suburban Common Stock issued and held in the treasury of Suburban as of the Effective Date, if any, shall be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.

                                    (C)      Dissenting Suburban Shareholders.
If there were holders of Suburban Common Stock who dissented from the transaction pursuant to Sections 1571 - 1579 of the Pennsylvania Law and exercise and perfect the right to obtain a valuation of and payment for their shares thereunder ("Dissenting Suburban Shares"), the following provisions will apply to dissenter rights and payments to be made in respect of Dissenting Suburban Shares:

                                             (1)      All payments in respect of
Dissenting Suburban Shares, if any, will be made by Parent.

                                             (2)      Dissenting Suburban
Shares, if any, will represent only a right to obtain a valuation of and payment for the Dissenting Suburban Shares as prescribed by the Pennsylvania Law and will have no right to payment under

Section 1.2(f)(ii)(A) above unless and until such holder shall have failed to perfect or effectively shall have withdrawn or lost his right to appraisal and payment in the manner prescribed by the Pennsylvania Law. If any such holder of Suburban Common Stock shall have so failed to perfect or effectively shall have withdrawn or lost such right, each of his shares of Suburban Common Stock shall thereupon be deemed to have been converted into, on the Effective Date, the right to receive the Merger Consideration, all as set forth in Section 1.2(f)(ii)(A) hereof.

                                             (3)      Suburban shall give Parent
(i) prompt notice of any written objections to the transaction and any written demands for the payment of the fair value of any shares, withdrawals of such demands, and any other instruments served pursuant to Sections 1571 - 1579 of the Pennsylvania Law received by Suburban and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands under Sections 1571 - 1579 of the Pennsylvania Law. Suburban shall not voluntarily make any payment with respect to any demands for payment of fair value and shall not, except with the prior written consent of Parent, settle or offer to settle any such demands.

                  (g)      Stock Options and Stock Warrants.

                           (i)      As of the date hereof there are, and at the
Effective Date there will be, options outstanding for the purchase of 303,525 shares of Suburban Common Stock ("Suburban Options") at an exercise price of $10.00 per share (the holder of each Suburban Option, an "Optionee"). On the Effective Date, each such Suburban Option shall be cancelled and extinguished in consideration and exchange for the right to receive a cash payment equal to the Merger Consideration less the $10.00 per share option exercise price and less all applicable federal and state tax withholding obligations of the Optionee ("Optionee Cash-Out"). Such Optionee Cash-Out shall be paid as of the Effective Date by Parent to the Optionee following receipt by Suburban of a Cancellation Agreement, in form and substance similar to Exhibit B attached hereto, delivered by the Optionee to Suburban and, in turn, by Suburban to Parent.

                           (ii)     As of the date hereof there are, and at the
Effective Date there will be warrants outstanding for the purchase of 35,095 shares of Suburban Common Stock ("Suburban Warrants") at a warrant price equal to the greater of $10.00 per share or 125% of the per share book value of Suburban as of the end of the calendar quarter immediately preceding the exercise of the Suburban Warrants (the "Warrant Price") which, for the calendar quarter ended on December 31, 2002 was $11.51 per share (the holder of each Suburban Warrant, a "Warrantholder"). On the Effective Date, each such Suburban Warrant shall be cancelled and extinguished in consideration and exchange for the right to receive a cash payment equal to the Merger Consideration less the per share exercise price equal to the Warrant Price and less all applicable federal and state tax withholding obligations of the Warrantholder ("Warrantholder Cash-Out"). Such Warrantholder Cash-Out shall be paid as of the Effective Date by Parent to the Warrantholder following receipt by Suburban of a Cancellation Agreement, in form and substance similar to Exhibit C attached hereto, delivered by the Warrantholder to Suburban and, in turn, by Suburban to Parent.

                  (h) Parent to Provide Cash. Upon the Effective Date, Parent shall place into a separate account to be held in its capacity as Exchange Agent for the benefit of the shareholders of Suburban, the Optionees and the Warrantholders sufficient funds in amounts necessary for the payment of the Merger Consideration in the amounts and at the times provided herein. All interest earned on such funds shall be paid to Parent.

                  (i)      Surrender of Suburban Stock Certificates.

                           (i)      As soon as reasonably practicable after the
Effective Date, the Exchange Agent will mail to each holder of one or more certificates representing Suburban Common Stock (including fractioned shares thereof (each, a "Suburban Certificate"):

                                    (A)      a letter of transmittal which shall
specify that delivery shall be effected, and risk of loss and title to the Suburban Certificates shall pass, only upon delivery of the Suburban Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Parent and Suburban may mutually agree; and

                                    (B)      instructions for effecting the
surrender of such Suburban Certificates in exchange for the Merger
Consideration.

                           (ii)     Upon surrender of a Suburban Certificate to
the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as reasonably may be required by the Exchange Agent, the Exchange Agent shall deliver to holder of such Suburban Certificate in exchange therefor a check in the amount of the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Section 1.2.

                           (iii)    Until surrendered, each Suburban Certificate
(other than certificates representing Dissenting Suburban Shares) shall, from and after the Effective Date, evidence solely the right to receive the Merger Consideration and each Dissenting Suburban Share, if any, shall, from and after the Effective Date, evidence solely the right to receive a valuation of and payment for the Dissenting Suburban Share as prescribed by Pennsylvania Law subject to Section 1.2(f)(ii)(C)(2) hereof.

                           (iv)     Each Suburban Certificate delivered for
exchange under this Section 1.2(i) must be endorsed in blank by the registered holder thereof or accompanied by a power of attorney to transfer such shares endorsed in blank by such holder.

                           (v)      Upon the Effective Date, the stock transfer
books for Suburban Common Stock will be closed and no further transfers of Suburban Common Stock will thereafter be made or recognized. All Suburban Certificates surrendered pursuant to this Section 1.2(i) will be cancelled.

                           (vi)     If there is a transfer of ownership of
Suburban Common Stock which is not registered in the transfer records of Suburban, a check in the amount of the Merger

Consideration may be issued with respect to such Suburban Common Stock to such a transferee if the Suburban Certificate representing such shares of Suburban Common Stock is presented to the Exchange Agent, accompanied by all documents required in the reasonable judgment of Parent and the Exchange Agent to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

                           (vii)    Any portion of the aggregate amount of the
Merger Consideration to be paid pursuant to Section 1.2(f) or any proceeds from any investments thereof that remains unclaimed by the shareholders of Suburban for six months after the Effective Date shall be repaid by the Exchange Agent to Parent upon the written request of Parent. After such request is made, any shareholders of Suburban who have not theretofore complied with this Section 1.2(f) shall look only to Parent for the Merger Consideration deliverable in respect of each share of Suburban Common Stock such shareholder holds, as determined pursuant to Section 1.2(f) of this Agreement, without any interest thereon. If outstanding Suburban Certificates are not surrendered prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by any abandoned property, escheat or other applicable laws, become the property of Parent (and, to the extent not in its possession, shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, neither the Exchange Agent nor any party to this Agreement (or any affiliate thereof) shall be liable to any former holder of Suburban Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                           (viii)   Parent and the Exchange Agent shall be
entitled to rely upon Suburban's stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto, subject to Section 1.2(i)(vi) above. In the event of a dispute with respect to ownership of stock represented by any Suburban Certificate, Parent and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

                           (ix)     If any Suburban Certificate shall have been
lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Suburban Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such amount as the Exchange Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such Suburban Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Suburban Certificate the Merger Consideration deliverable in respect thereof pursuant to Section 1.2(f).

                           (x)      Parent shall be entitled to deduct and
withhold from consideration otherwise payable pursuant to this Agreement to any holder of Suburban Certificates, such amount as it is required to deduct and withhold with respect to the making of such payment under the IRC, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Suburban Certificates in respect of which such deduction and withholding was made.

                  (j) Additional Actions. If, at any time after the Effective Date, Parent shall consider that any further assignments or assurances in law or any other acts are reasonably necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its right, title or interest in, to or under any of the rights, properties or assets of Suburban acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, Suburban and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of Surviving Bank are fully authorized in the name of Suburban or otherwise to take any and all such action.

                                   ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF SUBURBAN

         Suburban hereby represents and warrants to Parent and Merger Sub, when formed, as follows:

         2.1      ORGANIZATION.

                  (a) Suburban is a bank duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. Suburban has the corporate power to carry on its business and operations as now being conducted and to own and operate its properties and assets now owned and being operated by it. Suburban is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified will not have a Material Adverse Effect, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

                  (b) The deposit accounts of Suburban are insured by the Bank Insurance Fund of the FDIC to the extent provided in the Federal Deposit Insurance Act and Suburban has paid all deposit insurance premiums and assessments required by the Federal Deposit Insurance Act and the regulations thereunder.

                  (c)      Suburban has no Subsidiaries.

                  (d) The minute books of Suburban accurately record, in all material respects, all material corporate actions of its shareholders and board of directors, including committees, in accordance with normal business practice of Suburban.

                  (e) Suburban will deliver to Parent promptly after the execution of this Agreement true and correct copies of the Articles of Incorporation and bylaws of Suburban, each as in effect on the date hereof.

         2.2      CAPITALIZATION.

                  (a) The authorized capital stock of Suburban consists of 4,000,000 shares of common stock, par value $5.00 per share ("Suburban Common Stock"), of which at the date hereof 1,040,337 shares are validly issued and outstanding, fully paid and nonassessable, and free of preemptive rights, and none are held as treasury shares and 1,000,000 shares of preferred stock, par value $10.00 per share, none of which is issued and outstanding. Suburban has not issued nor is Suburban bound by any subscription, option, warrant, call, commitment, agreement or other Rights of any character relating to the purchase, sale, or issuance of, or right to receive dividends or other distributions on, any shares of Suburban Common Stock or any other security of Suburban or any securities representing the right to vote, purchase or otherwise receive any shares of Suburban Common Stock or any other security of Suburban, except for
(i) options to acquire 303,525 shares of Suburban Common Stock issued and outstanding under the Suburban Option Plans with an exercise price of $10.00 per share, (ii) certain warrants to purchase 35,095 shares of Suburban Common Stock at the exercise price equal to the Warrant Price per share (which was equal to $11.51 as of the calendar quarter ended December 31, 2002), and (iii) this Agreement. Set forth on Schedule 2.2(a) is a true and correct listing of the Suburban Options and Suburban Warrants showing, for each holder thereof, the number of Suburban Options and Suburban Warrants held by each holder and the respective option price per share and warrant price per share for each such option or warrant held.

                  (b) Suburban does not possess, directly or indirectly, a 5% or more equity interest in any corporation, except for (i) equity interests in Suburban's investment portfolio, (ii) equity interests held in connection with Suburban's commercial loan activities, and (iii) as set forth on Suburban Disclosure Schedule 2.2(b).

         2.3      AUTHORITY; NO VIOLATION.

                  (a) Suburban has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Suburban and the consummation by Suburban of the Merger have been duly and validly approved by the Board of Directors of Suburban and, except for obtaining the favorable vote of at least sixty six and two-thirds percent (66 and 2/3%) of the outstanding shares of Suburban Common Stock as required by Suburban's Articles of Incorporation and bylaws, or as required by the Banking Code, as applicable, no other corporate proceedings on the part of Suburban are necessary to consummate the Merger. This Agreement and the cancellation agreements with respect to the Suburban Options and the Suburban Warrants have been duly and validly executed and delivered by Suburban and, subject to approval by the shareholders of Suburban and subject to the required approvals of Regulatory Authorities described in Section 3.3 hereof, constitute the valid and binding obligation of Suburban, enforceable against Suburban in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

                  (b) (i) The execution and delivery of this Agreement by Suburban, (ii) the consummation of the Merger by Suburban subject to receipt of approvals from Suburban's shareholders and the Regulatory Authorities referred to in Section 3.3 hereof, and (iii) compliance by Suburban with any of the terms or provisions hereof, do not and will not:

                           (A)      conflict with or result in a breach of any
provision of the Articles of Incorporation or Bylaws of Suburban;

                           (B)      violate any statute, rule, regulation,
judgment, order, writ, decree or injunction applicable to Suburban or any of its properties or assets; or

                           (C)      except as described in Suburban Disclosure
Schedule 2.3, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of, the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Suburban under any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which Suburban is a party, or by which it or any of its properties or assets are bound or affected.

         2.4      CONSENTS.

No consents or approvals of, or filings or registrations with, any public body or authority or of any other third party are necessary in connection with the execution and delivery of this Agreement by Suburban. No consents or approvals are necessary, in connection with the consummation by Suburban of the Merger, except the consents and approvals as described in Suburban Disclosure Schedule 2.4, the consents, approvals, filings and registrations from or with the Regulatory Authorities referred to in Section 3.3 hereof (and compliance with any conditions contained therein) and the approval of this Agreement by the Suburban shareholders. As of the date hereof, Suburban does not know of any reasons relating to Suburban (including CRA compliance) why all consents and approvals shall not be procured from all Regulatory Authorities having jurisdiction over the Merger as shall be necessary for the completion of the Merger and the continuation by the Surviving Bank after the Effective Date of the business of Suburban as such business is carried on immediately prior to the Effective Date, free of any conditions or requirements which could have a Material Adverse Effect.

         2.5      FINANCIAL STATEMENTS.

                  (a) Suburban has delivered to Parent the Suburban Financials, which fairly present, in all material respects, the financial position, results of operations and, with respect to the annual financial statements, the cash flows of Suburban as of and for the periods ended on the dates thereof, in accordance with GAAP consistently applied, and, in the case of interim period financial statements, which are subject to normal year-end adjustments and footnotes thereto.

                  (b) Suburban did not, as of the date of the balance sheets referred to in the Suburban Financials, have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, which are not fully reflected or reserved against in the balance sheets included in the Suburban Financials at the date of such balance sheets which would have been required to be reflected therein in accordance with GAAP consistently applied or disclosed in a footnote thereto, except for liabilities and obligations which were incurred in the ordinary course of business consistent with past practice, and except for liabilities and obligations which are within the subject matter of a specific representation and warranty herein.

         2.6      NO MATERIAL ADVERSE CHANGE.

Suburban has not suffered any adverse change in its assets, business, financial condition or results of operations since December 31, 2002 which change has had a Material Adverse Effect.

         2.7      TAXES.

                  (a) Suburban has filed, and will file, all material federal, state and local tax returns required to be filed by or with respect to Suburban on or prior to the Closing Date (taking into account any extensions) except to the extent that any failure to file or any inaccuracies would not, individually or in the aggregate, have a Material Adverse Effect, and has paid or will pay when due, or made or will make, provisions for the payment when due of all federal, state and local taxes which are shown on such returns to be due for the periods ending prior to or on the Closing Date from Suburban to any applicable taxing authority, other than taxes which (i) are not delinquent or are being contested in good faith or (ii) have not been finally determined.

                  (b) There are no material disputes pending, or claims asserted in writing, for taxes or assessments upon Suburban, nor has Suburban been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county or local income tax return for any period.

                  (c) Proper and accurate amounts have been withheld by Suburban from its employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state and local laws.

         2.8      CONTRACTS.

                  (a) Except as described in Suburban Disclosure Schedule 2.8(a) or 2.12, Suburban is not a party to or subject to:

                           (i)      any employment, consulting, severance,
"change-in-control" or termination contract or arrangement with any officer, director, employee, independent contractor, agent or other person, except for "at will" arrangements;

                           (ii)     any plan, arrangement or contract providing
for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any officer, director, employee, independent contractor, agent or other person;

                           (iii)    any collective bargaining agreement with any
labor union relating to employees;

                           (iv)     any agreement which by its terms limits the
payment of dividends by Suburban;

                           (v)      except in the ordinary course of business,
any material instrument evidencing or related to indebtedness for borrowed money, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Suburban is an obligor to any person and which contains financial covenants or other restrictions, other than those relating to the payment of principal and interest when due, which would be applicable on or after the Closing Date;

                           (vi)     any contract, other than this Agreement,
which restricts or prohibits it from engaging in any type of business permissible under applicable law;

                           (vii)    any contract, plan or arrangement which
provides for payments or benefits in certain circumstances which, together with other payments or benefits payable to any participant therein or party thereto, might render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of Section 280G of the IRC;

                           (viii)   except in the ordinary course of business,
any lease for real property;

                           (ix)     any contract or arrangement with any
broker-dealer or investment adviser;

                           (x)      any investment advisory contract with any
investment company registered under the Investment Company Act of 1940;

                           (xi)     any contract or arrangement with, or
membership in, any local clearing house or self-regulatory organization;

                           (xii)    any agreement, arrangement or commitment
relating to the employment of a consultant or the employment, election or retention in office of any present director, officer or employee or any former director, officer or employee if there is any current or future obligation of Suburban to any former director, officer or employee of Suburban; or

                           (xiii)   any agreement, arrangement or understanding
pursuant to which Suburban is obligated to indemnify any director, officer, employee or agent of Suburban, other than as set forth in Suburban Benefit Plans and in the Articles of Incorporation or Bylaws of Suburban.

                  (b)      (i)      All the contracts, plans, arrangements and
instruments listed in Suburban Disclosure Schedule 2.8(a) are in full force and effect on the date hereof, and neither Suburban nor, to the Knowledge of Suburban, any other party to any such contract, plan, arrangement or instrument, has breached any provision of, or is in default under any term of, any such contract, plan, arrangement or instrument and, except as disclosed on Suburban Disclosure Schedule 2.8(a), no party to any such contract, plan, arrangement or instrument will have the right to terminate any of such contracts, plans, arrangements and instruments as a result of consummation of the transactions contemplated by this Agreement.

                           (ii)     Except as otherwise described in Suburban
Disclosure Schedule 2.8(a) or 2.12, no employee benefit plan, employment agreement, termination agreement or similar agreement or arrangement to which Suburban is a party or by which Suburban is bound:

                                    (A)      contains provisions which permit an
employee or an independent contractor to terminate it without cause and continue to accrue future benefits thereunder;

                                    (B)      provides for acceleration in the
vesting of benefits thereunder upon the occurrence of a change in ownership or control or merger to which Suburban is a party or acquisition of Suburban; or

                                    (C)      requires Suburban to provide a
benefit in the form of Suburban Common Stock or determined by reference to the value of Suburban Common Stock.

         2.9      OWNERSHIP OF PROPERTY; INSURANCE COVERAGE.

                  (a) Suburban has as to property owned by it, and will have as to property purchased by it after the date hereof, good and marketable title to all assets and properties owned by Suburban, whether real or personal, tangible or intangible, including securities, assets and properties reflected in the balance sheets contained in the Suburban Financials or purchased by it subsequent thereto (except to the extent that such securities are held in any fiduciary or agency capacity and except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, or have been disposed of as obsolete since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except:

                           (i)      those items that secure liabilities for
borrowed money and that are described in Suburban Disclosure Schedule 2.9(a) or permitted under Article IV hereof;

                           (ii)     statutory liens for amounts not yet
delinquent or which are being contested in good faith;

                           (iii)    liens for current taxes not yet due and
payable or that may thereafter be paid without penalty;

                           (iv)     pledges to secure deposits and other liens
incurred in the ordinary course of banking business;

                           (v)      such imperfections of title, easements and
encumbrances, if any, as are not material in character, amount or extent; and

                           (vi)     dispositions and encumbrances for what
Suburban deemed to be adequate consideration in the ordinary course of business.

                  (b) Suburban has the right under leases of material properties used by Suburban in the conduct of its business to occupy and use all such properties in all material respects as presently occupied and used by it.

                  (c) With respect to all agreements pursuant to which Suburban has purchased securities subject to an agreement to resell, if any, Suburban has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

                  (d) Suburban maintains insurance in amounts considered by Suburban to be reasonable for its operations. Suburban will make available to Parent promptly after the execution of this Agreement true and correct copies of all such policies. Suburban has not received written or, to the Knowledge of Suburban, other notice from any insurance carrier that:

                           (i)      such insurance will be cancelled or that
coverage thereunder will be reduced or eliminated; or

                           (ii)     premium costs with respect to such insurance
will be substantially increased.

                  (e) Suburban maintains such fidelity bonds and errors and omissions insurance as may be customary in the business conducted by Suburban or required under applicable laws or regulations.

         2.10     LEGAL PROCEEDINGS.

Suburban is not a party to any, and there are no pending or, to the Knowledge of Suburban, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental (including, without limitation, Regulatory Authority) investigations or inquiries of any nature:

                  (a) against Suburban, except for any proceedings, claims, actions, investigations, or inquiries described in the Suburban Disclosure
Schedule 2.10;

                  (b) to which the assets of Suburban are subject, except for any proceedings, claims, actions, investigations, or inquiries described in the Suburban Disclosure Schedule 2.10;

                  (c) challenging the validity or propriety of any of the transactions contemplated by this Agreement; or

                  (d) which could reasonably be expected to materially adversely affect the ability of Suburban to perform its obligations under this Agreement.

         2.11     COMPLIANCE WITH APPLICABLE LAW.

                  (a) Suburban holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business as of the date hereof under, and has complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any Regulatory Authority.

                  (b) Suburban has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authority, and has filed all other reports and statements required to be filed by it, including without limitation any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state or any Regulatory Authority, and has paid all fees and assessments due and payable in connection therewith.

                  (c) Suburban has not received any notification or communication from any Regulatory Authority:

                           (i)      asserting that Suburban is not in
substantial compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, unless such assertion has been waived, withdrawn or otherwise resolved;

                           (ii)     threatening to revoke any license,
franchise, permit or governmental authorization which is material to Suburban;

                           (iii)    requiring or threatening to require
Suburban, or explicitly stating that Suburban may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of Suburban, including without limitation any restriction on the payment of dividends; or

                           (iv)     directing, restricting or limiting, or
purporting to direct, restrict or limit, in any manner the operations of Suburban (any such notice, communication, memorandum, agreement or order described in this Section 2.11(c) referred to as a "Regulatory Agreement").

                  (d) Suburban has not consented to, or entered into any Regulatory Agreement.

                  (e) There is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any Regulatory Agreement.

                  (f) There is no injunction, order, judgment or decree imposed upon Suburban or the assets of Suburban.

         2.12     ERISA.

                  (a) Suburban will deliver to Parent promptly after the execution of this Agreement true and complete copies of any employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA
Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other material employee benefit plans, policies, agreements and arrangements, all of which are set forth in Suburban Disclosure Schedule 2.12, currently maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of Suburban (collectively, the "Suburban Benefit Plans"), together with:

                           (i)      the most recent actuarial (if any) and
financial reports relating to those Suburban Benefit Plans which constitute "qualified plans" under IRC Section 401(a);

                           (ii)     the most recent Form 5500 (if any) relating
to such Suburban Benefit Plans filed by them, respectively, with the IRS; and

                           (iii)    the most recent IRS determination letters
which pertain to any such Suburban Benefit Plans.

                  (b) To the Knowledge of Suburban, neither Suburban nor any pension plan (within the meaning of ERISA Section 3(2)) maintained or contributed to by Suburban has incurred any liability to the Pension Benefit Guaranty Corporation or to the IRS with respect to any pension plan qualified under IRC Section 401(a), except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043(b) (with respect to which the 30 day notice requirement has not been waived) occurred with respect to any such pension plan.

                  (c) Suburban has not ever contributed to or otherwise incurred any liability with respect to a multi-employer plan (within the meaning of ERISA Section 3(37)).

                  (d) Each Suburban Benefit Plan has been maintained, operated and administered in compliance in all respects with its terms and related documents or agreements and the applicable provisions of all laws, including ERISA and the IRC.

                  (e) To the Knowledge of Suburban, there is no existing or contemplated, audit of any Suburban Benefit Plan by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental authority. In addition, there are no pending or threatened claims by, on behalf of or with respect to any Suburban Benefit Plan, or by or on behalf of any individual participant or beneficiary of any Suburban Benefit Plan, alleging any violation of ERISA or any other applicable laws, or claiming benefits (other than claims for benefits not in dispute and expected to be granted promptly in the ordinary course of business), nor to the Knowledge of Suburban, is there any basis for such claim.

                  (f) Suburban has not in the past five (5) years and does not provide any services as a record-keeper, administrator, custodian, fiduciary, trustee or otherwise for any plan, program, or arrangement subject to ERISA (other than any Suburban Benefit Plan).

         2.13     BROKERS AND FINDERS.

Neither Suburban nor any of its officers, directors, employees, independent contractors or agents, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the transactions contemplated by this Agreement, except for Danielson Associates Inc. ("Danielson"), whose engagement letter with Suburban is attached hereto as Suburban Disclosure Schedule 2.13.

         2.14     ENVIRONMENTAL MATTERS.

                  (a) To the Knowledge of Suburban, neither Suburban nor any property owned or operated by Suburban has been or is in violation of or liable under any Environmental Law. Except as set forth on Suburban Disclosure
Schedule 2.14, there are no actions, suits or proceedings, or demands, claims or notices, including without limitation notices, demand letters or requests for information from any Regulatory Authority, instituted or pending, or to the Knowledge of Suburban, threatened, or any investigation pending, relating to the liability of Suburban with respect to any property owned or operated by Suburban under any Environmental Law.

                  (b) No property, now or formerly owned or operated by Suburban or on which Suburban has foreclosed or taken a deed in lieu of foreclosure, has been listed or proposed for listing on the National Priority List under the Comprehensive Environmental Response

Compensation and Liability Act of 1980, as amended ("CERCLA"), or any similar state list, or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against Suburban for response costs, remedial work, investigation, damage to natural resources or for personal injury or property damage claim, including, but not limited to, claims under CERCLA.

         2.15     BUSINESS OF SUBURBAN.

Since December 31, 2002, Suburban has not, in any material respect:

                  (a) increased the wages, salaries, compensation, pension or other employee benefits payable to any executive officer, employee or director, except as is permitted by Section 4.1(d);

                  (b)      eliminated employee benefits;

                  (c) deferred routine maintenance of real property or leased premises;

                  (d) eliminated a reserve where the liability related to such reserve has remained;

                  (e) failed to depreciate capital assets in accordance with past practice or to eliminate capital assets which are no longer used in its business;

                  (f) had extraordinary reduction or deferral of ordinary or necessary expenses;

                  (g)      modified or changed any method of accounting; or

                  (h) altered the manner in which it provides for reserves for loan losses or accounting for non-performing or non-accrual loans.

         2.16     CRA COMPLIANCE.

Suburban is in material compliance with the applicable provisions of the CRA, and, as of the date hereof, Suburban has received a CRA rating of "satisfactory" or better from the FDIC. To the Knowledge of Suburban, there is no fact or circumstance or set of facts or circumstances that would cause Suburban to fail to comply with such provisions.

         2.17     PROXY STATEMENT/APPLICATIONS.

                  (a) The Proxy Statement prepared by Suburban will not, as of the date the Proxy Statement is mailed to shareholders of Suburban, and up to and including the date of the Suburban Shareholders Meeting, subject to any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading. Suburban will provide Parent with a copy of the proposed Proxy Statement for its approval at least 10 days prior to the date for mailing to shareholders of Suburban, which approval shall not be unreasonably withheld.

                  (b) The information supplied in writing by Suburban for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

         2.18     RELATED PARTY TRANSACTIONS.

                  (a) Except as set forth in Suburban Disclosure Schedule 2.18, or as is disclosed in the footnotes to the Suburban Financials, Suburban is not a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of Suburban, and all such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other "persons" (as defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder) and do not violate the insider lending restrictions of section 22(h) of the Federal Reserve Act (12 U.S.C. 375b).

                  (b) Except as set forth in Suburban Disclosure Schedule 2.18, as of the date hereof, no loan or credit accommodation to any Affiliate of Suburban is presently in default or, during the three-year period prior to the date of this Agreement, has been in material default or has been restructured, modified or extended in any manner. As of the date hereof, the loan grade classification accorded such loan or credit accommodation is appropriate.

         2.19     NO UNDISCLOSED LIABILITIES.

Suburban does not have any liability, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against Suburban giving rise to any such liability) required in accordance with GAAP to be reflected in an audited balance sheet of Suburban, except and to the extent (i) reflected, disclosed or provided for in the Suburban Financials and (ii) liabilities since incurred in the ordinary course of business.

         2.20     LOAN PORTFOLIO.

(i) All loans and discounts shown in the Suburban Financials or which were entered into after the date of the most recent balance sheet included in the Suburban Financials were and shall be made for good, valuable and adequate consideration in the ordinary course of the business of Suburban, in accordance with sound banking practices, are not subject to any known defenses, set-offs or counter-claims, including any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, solvency or similar laws or by general principles of equity and, to the extent secured, are secured by valid liens and security interests which have been perfected, (ii) the notes or other evidence of indebtedness evidencing such loans and all forms of pledges, mortgages and other collateral documents and security agreements are and shall be in force, valid, true and genuine and what they purport to be, and (iii) except as set forth on the Suburban Disclosure
Schedule 2.20(iii), Suburban has complied and shall prior to the Effective Date comply with all laws and regulations applicable to such loans.

         2.21     ALLOWANCE FOR LOAN LOSSES.

The allowance for loan losses shown on the balance sheets contained in the Suburban Financials have been (i) adequate in all material respects as of their respective dates under the requirements of and in accordance with GAAP to provide for reasonably anticipated losses on outstanding loans, net of recoveries and (ii) what Suburban, in the reasonable exercise of its judgment, deems to be adequate in all material respects as of their respective dates under the requirements of all applicable regulatory criteria to provide for reasonably anticipated losses on outstanding loans, net of recoveries.

         2.22     INVESTMENT PORTFOLIO.

All investment securities held by Suburban, as reflected in the balance sheets of Suburban included in the Suburban Financial Statements, are carried in accordance with GAAP, specifically including but not limited to, FAS 115.

         2.23     INTEREST RATE RISK MANAGEMENT INSTRUMENTS.

Suburban is not a party to any interest rate swaps, caps, floors, option agreements, other interest rate risk management arrangements or agreements or any other derivative instruments, whether for the account of Suburban or for the account of a customer of Suburban.

         2.24     REGULATORY REPORTS.

                  (a) During the period of Suburban's existence to the date hereof, Suburban has not been required under the Securities Laws to file, and has not filed, any Securities Documents with the SEC.

                  (b) For the period commencing with the beginning of Suburban's first fiscal year and thereafter Suburban has duly filed with the PDB, FDIC, and any other applicable federal or state banking authority, as the case may be, the reports required to be filed under applicable laws and regulations and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations. In connection with the most recent examinations of Suburban by the PDB and the FDIC, Suburban was not required to correct or change any action, procedure or proceeding which Suburban reasonably believes has not been corrected or changed as required.

         2.25     FAIRNESS OPINION.

Suburban received an opinion from Danielson to the effect that, as of the date hereof, the consideration to be received by shareholders of Suburban pursuant to this Agreement is fair, from a financial point of view, to such shareholders.

         2.26     QUALITY OF REPRESENTATIONS.

No representation made by Suburban in this Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

                                   ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

         Parent and Merger Sub, when formed, hereby jointly and severally represent and warrant to Suburban as follows:

         3.1      ORGANIZATION.

                  (a) Parent is a national banking association duly organized and validly existing under the laws of the United States. Merger Sub, when formed, will be a duly organized interim national bank under the National Bank Act. Parent has the corporate power to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Merger Sub, when formed, will have and be limited to the corporate power to effect the Merger as contemplated by this Agreement. Parent is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by Parent or the character or location of the properties and assets owned or leased by Parent makes such licensing, registration or qualification necessary, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

         3.2      AUTHORITY; NO VIOLATION.

                  (a) Parent has and Merger Sub, when formed, will have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

                  (b) The execution and delivery of this Agreement by Parent and Merger Sub, when formed, the consummation by Merger Sub of the Merger and the payment of the Merger Consideration by Parent have been duly and validly approved by (i) the Board of Directors of Parent for itself and (ii) by the Board of Directors of Parent, in its capacity as the sole shareholder of Merger Sub when formed and will be duly and validly approved by the Board of Directors of Merger Sub, when formed. No other corporate proceedings on the part of Parent or

Merger Sub, when formed, is or will be necessary to consummate the transactions contemplated by this Agreement.

                  (c) This Agreement has been duly and validly executed and delivered by Parent and will be duly and validly executed and delivered by Merger Sub and, subject to receipt of the required approvals of Regulatory Authorities described in Section 3.3 hereof and the formation of Merger Sub, constitutes and will constitute the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

                  (d) (i) The execution and delivery of this Agreement by Parent and Merger Sub, when formed, (ii) the consummation of the Merger, subject to receipt of approvals from the Regulatory Authorities referred to in Section
3.3 hereof, and (iii) compliance by Parent and Merger Sub, when formed, with any of the terms or provisions hereof, do not and will not:

                                    (A)      conflict with or result in a breach
of any provision of the articles of association or bylaws of Parent or Merger
Sub;

                                    (B)      violate any statute, rule,
regulation, judgment, order, writ, decree or injunction applicable to Parent or Merger Sub or any of their properties or assets; or

                                    (C)      violate, conflict with, result in a
breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Parent or Merger Sub under, any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which Parent or Merger Sub is a party, or by which any of them or any of their properties or assets are bound.

         3.3      CONSENTS.

Except for the formation of Merger Sub and for the required consents and approvals of, or filings with the FRB, the OCC, the FDIC and the PDB and compliance with any conditions contained herein, no consents or approvals of, or filings or registrations with, any public body or authority are necessary in connection with the execution and delivery of this Agreement by Parent and Merger Sub when formed or the consummation of the Merger. As of the date hereof, Parent does not know of any reasons relating to Parent or Merger Sub when formed (including CRA compliance) why all consents and approvals shall not be procured from all Regulatory Authorities having jurisdiction over the Merger as shall be necessary for the completion of the Merger and the continuation by the Surviving Bank after the Effective Date of the business of Suburban as such business is carried on immediately prior to the Effective Date, free of any conditions or requirements which could have a Parent/Sub Material Adverse Effect.

         3.4      LEGAL PROCEEDINGS.

Parent is not a party to any, and there are no pending or, to the Knowledge of Parent, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental (including, without limitation, Regulatory Authority) investigations or inquiries of any nature:

                  (a) challenging the validity or propriety of any of the transactions contemplated by this Agreement; or

                  (b) which could reasonably be expected to materially adversely affect the ability of Parent or Merger Sub, when formed, to perform their obligations under this Agreement.

         3.5      COMPLIANCE WITH APPLICABLE LAW.

                  (a) Parent holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business as of the date hereof under, and has complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any Regulatory Authority relating to it other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of its business nor otherwise have a Parent/Merger Sub Material Adverse Effect.

                  (b) Parent has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file with any Regulatory Authority, and has filed all other reports and statements required to be filed by it, including without limitation any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state or any Regulatory Authority, and has paid all fees and assessments due and payable in connection therewith.

                  (c) Parent has not received any notification or communication from any Regulatory Authority:

                           (i)      asserting that Parent is not in substantial
compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, unless such assertion has been waived, withdrawn or otherwise resolved;

                           (ii)     threatening to revoke any license,
franchise, permit or governmental authorization which is material to Parent;

                           (iii)    requiring or threatening to require Parent,
or explicitly stating that Parent may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of Parent, including without limitation any restriction on the payment of dividends; or

                           (iv)     directing, restricting or limiting, or
purporting to direct, restrict or limit, in any manner the operations of Parent (any such notice, communication, memorandum, agreement or order described in this Section 3.5(c) referred to as a "Parent Regulatory Agreement").

                  (d) Parent has not consented to or entered into any Parent Regulatory Agreement.

                  (e) To the Knowledge of Parent, there is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any Parent Regulatory Agreement.

                  (f) There is no injunction, order, judgment or decree imposed upon Parent or the assets of Parent.

         3.6      BROKERS AND FINDERS.

Neither Parent nor Merger Sub, when formed, nor any of its officers, directors, employees, independent contractors or agents, has or will have employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the transactions contemplated by this Agreement, except for Boenning & Scattergood, Inc.

         3.7      INFORMATION TO BE SUPPLIED.

                  (a) The information supplied by Parent for inclusion in the Proxy Statement will not, as of the date the Proxy Statement is mailed to shareholders of Suburban, and up to and including the date of the Suburban Shareholders Meeting subject to any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading.

                  (b) The information supplied by Parent and by Merger Sub, when formed, for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

         3.8      QUALITY OF REPRESENTATIONS.

To the Knowledge of Parent, no representation made by Parent in this Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

                                   ARTICLE IV

                            COVENANTS OF THE PARTIES

         4.1      CONDUCT OF SUBURBAN'S BUSINESS.

Through the Closing Date, Suburban shall in all material respects, conduct its business and engage in transactions only in the ordinary course and consistent with past practice, except as otherwise required or contemplated by this Agreement or with the written consent of Parent, which shall not be unreasonably withheld. Suburban shall use its commercially reasonable good faith efforts to preserve its business organization intact, maintain good relationships with employees, and preserve the good will of customers of Suburban and others with whom business relationships exist, provided that job vacancies that occur prior to the Effective Date through attrition shall not be filled unless the integration team referred to in Section 4.8(b)(vi) hereof deems it essential. Through the Closing Date, except as otherwise consented to in writing by Parent or as permitted by this Agreement, Suburban shall not:

                  (a) change any provision of its Articles of Incorporation or of its Bylaws;

                  (b) change the number of authorized or issued shares of its capital stock; repurchase any shares of capital stock; or issue or grant any option, warrant, call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of capital stock; declare, set aside or pay any dividend or other distribution in respect of capital stock; or redeem or otherwise acquire any shares of Suburban Common Stock;

                  (c) grant any severance or termination pay, other than pursuant to policies or agreements of Suburban in effect on the date hereof, to, or enter into or amend any employment, consulting, severance, "change-in-control" or termination contract or arrangement with, any officer, director, employee, independent contractor or agent of Suburban;

                  (d) increase the rate of compensation of, or pay any bonus to, any director, officer, employee, independent contractor, agent or other person associated with Suburban, except for:

                           (i)      routine periodic pay increases, merit pay
increases and pay-raises in connection with promotions, all in accordance with past practice;

                           (ii)     annual bonuses in the ordinary course,
consistent with past practice; or

                           (iii)    cash payments to the directors of Suburban
not in excess of $7,500 for each director as compensation for service.

                  (e) grant job promotions other than in accordance with past practice;

                  (f) merge or consolidate with any other corporation; sell or lease all or any substantial portion of its assets or businesses; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization; enter into a purchase and assumption transaction with respect to deposits, loans or liabilities; relocate or surrender its certificate of authority to maintain, or file an application for the relocation of, any existing office; file an application for a certificate of authority to establish a new office; change the status of any office as to its supervisory jurisdiction; or fail to maintain and enforce in any material respect its code of ethics and applicable compliance procedures;

                  (g) sell or otherwise dispose of any material asset, other than in the ordinary course of business, consistent with past practice; subject any asset to a lien, pledge, security interest or other encumbrance, other than in the ordinary course of business consistent with past practice; modify in any material manner the manner in which it has heretofore conducted its business or enter into any new line of business; incur any indebtedness for borrowed money, except in the ordinary course of business, consistent with past practice;

                  (h) change any method, practice or principle of accounting, except as required by changes in GAAP concurred in by its independent certified public accountants; or change any assumption underlying, or any method of calculation of, depreciation of any type of asset or establishment of any reserve;

                  (i) waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing material agreement to which it is a party, other than in the ordinary course of business, consistent with past practice;

                  (j) implement any pension, retirement, profit-sharing, bonus, welfare benefit or similar plan or arrangement that was not in effect on the date of this Agreement, or amend any existing plan or arrangement except as required by law;

                  (k) amend or otherwise modify its underwriting and other lending guidelines and policies in effect as of the date hereof or otherwise fail to conduct its lending activities in the ordinary course of business consistent with past practice;

                  (l) enter into, renew, or extend or modify any transaction with any Affiliate of Suburban, other than deposit and loan transactions in the ordinary course of business and which are in compliance with the requirements of applicable laws and regulations;

                  (m) take any action that would give rise to a right of payment to any individual under any employment agreement except in the ordinary course of business consistent with past practice;

                  (n)      purchase any security for its investment portfolio
(i) rated less than "AAA" by either Standard & Poor's Corporation or Moody's Investor Services, Inc., or (ii) with a remaining maturity more than five (5) years;

                  (o) make any capital expenditure of $10,000 or more; or undertake or enter into any lease, contract or other commitment for its account, other than in the ordinary course of business, involving an unbudgeted expenditure by Suburban of more than $25,000, or extending beyond twelve (12) months from the date hereof other than in connection with the purchase by Suburban of an ATM machine for its Chalfont, Pennsylvania location;

                  (p) except as necessitated in the reasonable opinion of Suburban due to changes in interest rates, and in accordance with safe and sound banking practices, change or modify in any material respect any of its lending or investment policies, except to the extent required by applicable law or an applicable regulatory authority;

                  (q) enter into any interest rate swap, floor or cap or similar commitment, agreement or arrangement;

                  (r) take any action that would result in any of the representations and warranties of Suburban contained in this Agreement not to be true and correct in any material respect at the Effective Date or that would cause any of the conditions of Section 5.2 hereof not to be satisfied;

                  (s) materially increase or decrease the rate of interest paid on time deposits, or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices or to reflect changes in market interest rates;

                  (t) incur any obligations for borrowed funds except for borrowing of short term funds;

                  (u) commence any foreclosure of a commercial mortgage loan, unless Suburban, after consulting with Parent, reasonably believes that such foreclosure is necessary under applicable regulatory requirements;

                  (v) purchase or otherwise extend brokered or broker-referred loans with respect to any borrower unless the underlying property securing any such loan is owner-occupied and where the loan-to-value ratio is 75% or less, based on a full appraisal, and where the debt service coverage ratio with respect to such owner-occupied property is not less than 1.2:1.; or

                  (w)      agree to do any of the foregoing.

         4.2      ACCESS; CONFIDENTIALITY.

                  (a) Through the Closing Date, Suburban shall afford to Parent and Merger Sub when formed, including their authorized agents and representatives, reasonable access to its businesses, properties, assets, books and records and personnel, at reasonable hours and after reasonable notice; and the officers of Suburban shall furnish Parent and Merger Sub when formed, including their authorized agents and representatives, with such financial and operating data and other information with respect to such businesses, properties, assets, books and records and personnel as the party making such investigation, or its authorized agents and representatives, shall from time to time reasonably request for purposes reasonably necessary in the normal course of business to facilitate the Merger.

                  (b) Parent agrees that it will and Merger Sub when formed will, through their employees, authorized agents and representatives, conduct such investigation and discussions hereunder in a confidential manner and otherwise in a manner so as not to interfere unreasonably with Suburban's normal operations and customer and employee relationships. Suburban shall not be required to provide access to or disclose information where such access or disclosure would violate or prejudice the rights of any person, jeopardize attorney-client privilege or similar privilege with respect to such information or contravene any law, rule, regulation, decree, order, fiduciary duty or agreement entered into prior to the date hereof.

                  (c) All information furnished to Parent or Merger Sub, when formed, by Suburban in connection with the transactions contemplated by this Agreement, whether prior to the date of this Agreement or subsequent hereto, shall be held by Parent and Merger Sub in confidence to the extent required by and in accordance with, the Confidentiality Agreement.

         4.3      REGULATORY MATTERS.

Through the Closing Date:

                  (a) Parent, Merger Sub, when formed, and Suburban shall cooperate with one another in the preparation of all Applications, the Proxy Statement and all other documents necessary to obtain any other approvals and consents required to effect consummation of the transactions contemplated by this Agreement and the making of all filings for, and shall use their reasonable best efforts to obtain, as promptly as practicable, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement. Parent, Merger Sub, when formed, and Suburban shall each give the other reasonable time to review any Application to be filed by it prior to the filing of such Application with the relevant Regulatory Authority and the Proxy Statement, and each shall consult the other with respect to the substance and status of such filings and the Proxy Statement. Parent and Suburban agree to effect any structural changes in the transactions contemplated hereunder that may reasonably be required to obtain the necessary approvals from the Regulatory Authorities to effect the Merger, provided that such structural changes do not decrease the amount of the Merger Consideration or extend the Closing beyond the 270 day period referred to in Section 6.1(b)(ii) hereof.

                  (b) Suburban, Parent and Merger Sub when formed shall each promptly furnish the other with copies of written communications to, or received by them from, any Regulatory Authority in respect of the transactions contemplated hereby.

                  (c) Suburban and Parent and Merger Sub when formed shall cooperate with each other in the foregoing matters and shall furnish the other with all information concerning itself as may be reasonably necessary in connection with any Application or any filing, including the Proxy Statement, made by or on behalf of such party to or with any Regulatory Authority in connection with the transactions contemplated by this Agreement, and in each such case, such information shall be accurate and complete in all material respects. In connection therewith, Suburban and Parent and Merger Sub when formed shall use their reasonable good faith efforts to provide each other certificates and other documents reasonably requested by the other.

         4.4      CURRENT INFORMATION.

As soon as reasonably available, but in no event more than five (5) business days after filing, Suburban will deliver to Parent each report, financial or otherwise, filed by it with PDB. Within fifteen (15) days after the end of each month, Suburban will deliver to Parent copies of any monthly Board reports of the unaudited balance sheet and unaudited statement of income of Suburban for the immediately preceding month prepared in accordance with GAAP without related notes.

         4.5      TAKING OF NECESSARY ACTIONS.

Through the Closing Date, in addition to the specific agreements contained herein, each party hereto shall use commercially reasonable efforts to take all actions, and to do all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement including, if necessary, appealing any adverse ruling in respect of any Application.

         4.6      ACQUISITION PROPOSALS.

Suburban agrees that neither Suburban nor any of its officers, directors, employees, agents or representatives (including, without limitation, any investment banker, broker, financial or investment advisor, attorney or accountant retained by Suburban, will initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal, tender offer or exchange offer, consolidation, business combination, takeover or similar transaction other than the Merger involving, or any purchase of all or any significant portion of the assets or any equity securities of, Suburban (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or, except to the extent legally required for the discharge by the Suburban Board of Directors of its fiduciary duties, as advised by written opinion of counsel furnished to Parent, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, or enter into any agreement or agreement in principle with any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition

Proposal. Suburban will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Suburban will take the necessary steps to inform the individuals or entities referred to in the first sentence of this Section 4.6 of the obligations undertaken in this Section 4.6. In addition, Suburban will notify Parent by telephone to its chief executive officer promptly after its receipt of any inquiry with respect to a proposed Acquisition Proposal with another person or its receipt of a request for information from any governmental or regulatory authority with respect to a proposed acquisition of Suburban or its assets by another party, and will deliver as soon as possible by facsimile transmission, receipt acknowledged, to the chief executive officer of Parent a copy of any document relating thereto promptly after any such document is received by Suburban.

         4.7      UPDATE OF DISCLOSURE SCHEDULES.

Through the Closing Date, Suburban shall update the Suburban Disclosure Schedule as promptly as practicable after the occurrence of any event which, if such event had occurred prior to the date hereof, would have been disclosed on such schedule or which is necessary to correct any information in such schedules which has been rendered materially inaccurate thereby; no such supplement or amendment to such schedules shall be deemed to have modified the representations, warranties and covenants of Suburban for the purpose of determining whether the conditions set forth in Article V hereof have been satisfied.

         4.8      OTHER UNDERTAKINGS BY PARENT, MERGER SUB AND SUBURBAN.

                  (a)      Undertakings of Suburban.

                           (i)      Shareholder Approval. As promptly as
practical after the date hereof but no later than 110 days after the date hereof, Suburban shall take all action necessary in accordance with the Banking Code, Pennsylvania Law and its Articles of Incorporation and bylaws to convene a meeting of its shareholders (the "Suburban Shareholders Meeting") for the purpose of voting upon the approval and adoption of this Agreement and the transactions contemplated hereunder, including the Merger. Suburban shall consult with Parent regarding the date of the Suburban Shareholders Meeting and shall not postpone or adjourn (other than for absence of a quorum) the Suburban Shareholders Meeting without the consent of Parent which shall not be unreasonably withheld. Suburban shall submit this Agreement to its shareholders for approval at the Suburban Shareholders Meeting with the recommendation (unless it believes, after consultation with its legal counsel, that such recommendation would violate the Suburban Board of Directors' fiduciary duties) of its Board of Directors to such shareholders to approve and adopt this Agreement and the transactions contemplated hereunder, including the Merger. Suburban shall use its reasonable best efforts to solicit from the shareholders of Suburban proxies in favor of the Merger and this Agreement and shall take all other action reasonably necessary to secure the vote or consent of shareholders required under the Banking Code and Pennsylvania Law to effect the Merger, unless it believes, after consultation with its legal counsel, that such actions would violate the Suburban Board of Directors' fiduciary duties.

                           (ii)     Updated Fairness Opinion. Suburban shall
obtain an updated written opinion as of a date within 15 business days of the mailing of the Proxy Statement from Danielson or another mutually agreeable investment banking firm of Suburban's selection to the effect that the Merger Consideration to be received by shareholders of Suburban is fair, as of the date of such opinion from a financial point of view, to such shareholders and that opinion shall be included in the Proxy Statement.

                           (iii)    Phase I Environmental Audit. Suburban shall
permit Parent or Merger Sub, if Parent or Merger Sub elects to do so, at its own cost and expense, to cause a "phase I environmental audit" to be performed at any physical location owned by Suburban.

                  (b)      Understandings of Parent, Merger Sub and Suburban.

                           (i)      Public Announcements. Parent and Suburban
shall agree upon the form and substance of any press release related to this Agreement and the transactions contemplated hereby, but nothing contained herein shall prohibit either party, following notification to and consultation with the other party, from making any disclosure (including without limitation a press release) which its counsel deems necessary under applicable law.

                           (ii)     Maintenance of Insurance. Through the
Closing Date, Suburban shall maintain insurance in such amounts as Suburban believes is reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business.

                           (iii)    Maintenance of Books and Records. Suburban
shall maintain books of account and records on a basis consistent with past practice.

                           (iv)     Taxes. Suburban shall file, on or before
each respective due date, including any extensions, all federal, state, and local tax returns required to be filed by it on or before the Closing Date and pay all taxes shown to be due on such returns on or before the dates such payments are due, except those being contested in good faith.

                           (v)      Integration Team. Parent, Merger Sub when
formed and Suburban shall cooperate with each other in the selection of an integration team, made up of appropriate persons from Parent's senior staff and from Suburban's senior staff, which team shall plan the implementation of (i) an orderly, cost-effective consolidation of Suburban's back room operations presently located in Feasterville, Pennsylvania, into Parent's operations in Souderton, Pennsylvania, (ii) conforming the loan, accrual and reserve policies of Suburban to those policies of Parent and (iii) electronic and systematic conversion of all applicable data regarding Suburban to Parent's system of electronic data processing, provided, however, that no such conversion shall occur until the Effective Date.

                           (vi)     Outside Service Bureau Contracts. Parent,
Merger Sub when formed and Suburban shall cooperate with each other, and if mutually agreed in the interest of an orderly, cost-effective consolidation of certain business operations, terminate any contract or

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

arrangement Suburban may have with an outside service bureau or other vendor of services and substitute a contract or arrangement between Parent and Suburban for the provision of similar services to Suburban on terms and conditions mutually acceptable to Suburban and Parent, provided, however, that nothing in this clause (vi) shall require Suburban to terminate or substitute prior to the Closing any agreement, arrangement, activity or service referred to above.

                           (vii)    In-House Operations. Parent and Suburban
shall, subject to applicable legal requirements, cooperate with each other, and if mutually agreed in the interest of an orderly, cost-effective consolidation of certain business operations, terminate any in-house back office, support, processing or other operational activities or services of Suburban, including without limitation accounting, loan processing and deposit services, and substitute a contract or arrangement between Parent and Suburban for the provision of similar services to Suburban on terms and conditions mutually acceptable to Suburban and Parent, provided, however, that nothing in this clause (vii) shall require Suburban to terminate or substitute prior to the Closing any agreement, arrangement, activity or service referred to above.

                           (viii)   Delivery of Financial Statements. Suburban
shall deliver to Parent, within 15 days after the end of each month and within 45 days after the end of each calendar quarter prior to the Effective Date, commencing with the month ended March 31, 2003, an unaudited balance sheet as of such date and related unaudited statements of income for the periods then ended, which financial statements shall fairly present, in all material respects, its financial condition and results of operations for the periods then ended in accordance with GAAP, subject to year-end audit adjustments and footnotes.

                  (c)      Undertakings of Parent.

                           (i)      Employees.

                                    (A)      Subject to Parent's usual personnel
and qualification policies, Parent will cause the Surviving Bank to endeavor to continue the employment by the Surviving Bank of all current employees of Suburban in positions that will contribute to the successful performance of the Surviving Bank. More specifically, Parent will, after consultation with H. Paul Lewis, prior to the Closing Date, inform each Suburban employee of the likelihood of such employee having continued employment with the Surviving Bank following the Closing, and will permit any Suburban employee not employed by the Surviving Bank to apply for any employment position posted as available with Parent. Simultaneously with the Closing, Parent will elect H. Paul Lewis as an Executive Vice President of Parent and Univest.

                           (ii)     Employee Benefits.

                                    (A)      As of the Effective Date, each
employee of Suburban who continues as an employee of the Surviving Bank shall, with respect to the Parent (or, as applicable, Univest) Defined Benefit Plan, be eligible to participate in such plan subject to and in accordance with the terms of such plan but shall not receive any credit for years of service with Suburban for the purposes of eligibility, vesting or benefit accrual under such plan. As of the

Effective Date, each employee of Suburban who continues as an employee of the Surviving Bank shall be eligible to participate in each of the employee benefit plans of Parent (or, as applicable, Univest), except the defined benefit plan, at the earliest date permitted by each such plan (to the extent he or she otherwise meets the eligibility requirements of any such plan) with credit for years of service with Suburban and otherwise subject to and in accordance with the terms of each such plan. As of the Effective Date, each employee of Suburban who continues as an employee of the Surviving Bank shall be entitled to full credit for each year of service with Suburban for purposes of determining (i) with respect to the Deferred Salary Savings Plan, the vesting of benefits thereunder, (ii) with respect to the Short Term Disability Plan, the waiting period for the commencement of benefits thereunder, and (iii) with respect to the Vacation Plan/Policy, the number of days of vacation available. Except as provided above in this Section 4.8(c)(ii)(A), a Suburban employee who as of the Effective Date continues as an employee of the Surviving Bank shall be subject to all the requirements, terms and conditions of any Parent (or, as applicable, Univest) employee benefit plan including, without limitation, the eligibility requirements for participation in any such plan provided that Parent (or, as applicable, Univest) shall waive any pre-existing condition exclusions other than any pre-existing condition that was not waived by a Suburban plan.

                                    (B)      After the Effective Date, Parent
may discontinue, amend, convert to, or merge with, a Parent (or, as applicable, a Univest) plan any Suburban Benefit Plan, subject to such plan's provisions and applicable law.

                           (iii)    Indemnification and Insurance.

                                    (A)      Parent shall indemnify, and advance
expenses in matters that may be subject to indemnification to, persons who served as directors and officers of Suburban on or before the Effective Date with respect to liabilities and claims (and related expenses) made against them resulting from their service as such prior to the Effective Date in accordance with and subject to the provisions of Suburban's Articles of Incorporation and Bylaws as in effect on the date of this Agreement and applicable provisions of law.

                                    (B)      Parent will use its commercially
reasonable efforts to provide, for as long of a period, up to a maximum of five years from the Effective Date, as can be obtained in the then current insurance market for an amount not to exceed the Insurance Amount (hereinafter defined) for the persons who served as directors and officers of Suburban on or before the Effective Date, insurance against liabilities and claims (and related expenses) made against them resulting from their service as such prior to the Effective Date, which insurance shall be in substantially similar in all material respects to the insurance coverage provided to them in such capacities at the date hereof; provided, however, that in no event shall Parent be required to expend more than $50,000 in the aggregate for the period described in this
Section 4.8(c)(iii)(B) (the "Insurance Amount") to maintain or procure insurance coverage pursuant hereto, and, further provided, that if Parent is unable to maintain or obtain the insurance called for by this Section 4.8(c)(iii)(B) on commercially reasonably terms, Parent shall use commercially reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount.

                                    (C)      This Section 4.8(c)(iii) shall be
construed as an agreement as to which the directors and officers of Suburban referred to herein are intended to be third party beneficiaries and shall be enforceable by such persons and their heirs and representatives.

                                    (D)      If Parent or any of its successors
or assigns (i) shall consolidate with or merge into any other corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties or assets to any individual, corporation or other entity, then, in each such case, Parent or such successor or assign shall take such actions as shall be necessary for the successors or assigns of Parent to assume the obligations set forth in this Section 4.8(c)(iii).

         4.9      RETENTION OF KEY SUBURBAN MANAGEMENT.

Suburban shall use its commercially reasonable efforts to have the Key Suburban Management member remain employed by Suburban through the Effective Date.

         4.10     OBLIGATION OF MERGER SUB.

Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement. Upon such time as Merger Sub shall become party to this Agreement, Parent and Merger Sub shall be jointly and severally liable with respect to all obligations of Parent including, without limitation, the obligation of Parent to pay the Merger Consideration subject to the terms hereof.

                                    ARTICLE V

                                   CONDITIONS

         5.1      CONDITIONS TO SUBURBAN'S OBLIGATIONS UNDER THIS AGREEMENT.

The obligations of Suburban hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Suburban pursuant to Section 7.3 hereof:

                  (a) Corporate Proceedings. All action required to be taken by, or on the part of Parent and Merger Sub to authorize the execution, delivery and performance of this Agreement and the consummation of the Merger, shall have been duly and validly taken by Parent and Merger Sub; and Suburban shall have received certified copies of the resolutions evidencing such authorizations.

                  (b) Covenants; Representations. The obligations of Parent and Merger Sub required by this Agreement to be performed by Parent or Merger Sub at or prior to the Closing Date shall have been duly performed and complied with in all material respects; and the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty which specifically relates to an earlier date.

                  (c) Approvals of Regulatory Authorities. Suburban, Merger Sub and Parent shall have procured of all requisite approvals and consents of Regulatory Authorities and the statutory waiting period or periods relating thereto for the Merger shall have expired; and no such approval or consent shall have imposed any condition or requirement (other than conditions or requirements previously disclosed and waived) which would so materially and adversely impact the economic or business benefits to Suburban of the transactions contemplated by this Agreement that, had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into this Agreement.

                  (d) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated by this Agreement.

                  (e) Officer's Certificate. Parent and Merger Sub shall have delivered to Suburban a certificate, dated the Closing Date and signed, without personal liability, by the President of each of them, to the effect that the conditions set forth in subsections (a), (b), and (d) of this Section 5.1 have been satisfied.

                  (f) Approval by Suburban Shareholders. This Agreement shall have been approved and adopted and the Merger approved by the shareholders of Suburban as is required by the National Bank Act, the Banking Code and the articles of incorporation and bylaws of Suburban.

         5.2 CONDITIONS TO MERGER SUB'S AND PARENT'S OBLIGATIONS UNDER THIS AGREEMENT.

The obligations of Parent and Merger Sub hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Parent or Merger Sub pursuant to Section 7.3 hereof:

                  (a) Corporate Proceedings. All action required to be taken by, or on the part of, Suburban to authorize the execution, delivery and performance of this Agreement and the consummation of the Merger, shall have been duly and validly taken by Suburban; and Parent shall have received certified copies of the resolutions evidencing such authorizations.

                  (b) Covenants; Representations. The obligations of Suburban required by this Agreement to be performed by Suburban at or prior to the Closing Date shall have been duly performed and complied with in all material respects; and the representations and warranties of

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

Suburban set forth in this Agreement shall be true and correct in all material respects, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date except as to any representation or warranty that specifically relates to an earlier date.

                  (c) Approvals of Regulatory Authorities. Merger Sub, Parent and Suburban shall have procured all requisite approvals and consents of Regulatory Authorities and the statutory waiting period or periods relating thereto for the Merger shall have expired; and no such approval or consent shall have imposed any condition or requirement (other than conditions or requirements previously disclosed and waived) which would so materially and adversely impact the economic or business benefits to Merger Sub or Parent of the transactions contemplated by this Agreement that, had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into this Agreement.

                  (d) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated by this Agreement.

                  (e) Officer's Certificate. Suburban shall have delivered to Parent a certificate, dated the Closing Date and signed, without personal liability, by its President, to the effect that the conditions set forth in subsections (a), (b) and (d) of this Section 5.2 have been satisfied.

                  (f) Dissenting Shares. No more than ten percent (10%) of the outstanding shares of Suburban Common Stock shall be Dissenting Suburban Shares.

                  (g) Notice of Dissenters Rights. Suburban shall have delivered a true and correct copy to Parent of the notice Suburban furnished to its shareholders under Sections 1571 - 1579 of the Pennsylvania Law as to dissenters rights.

                  (h) Approval by Suburban's Shareholders. This Agreement shall have been approved by the shareholders of Suburban by such vote as is required by the National Banking Act, the Banking Code, and the articles of incorporation and bylaws of Suburban.

                  (i) Title Insurance. Parent shall have received at the Closing an ALTA Form B owner's title insurance policy issued at regular rates by any reputable title insurance company insuring the real estate owned by Suburban in Chalfont, Pennsylvania in the amount of $______________ which shall insure that title to such property is good and marketable and free and clear of all liens, security interests and other encumbrances except for those set forth on
Schedule 5.2(k). Such title insurance shall be procured by Parent at its sole cost and expense.

                  (j) Other Documents. Parent shall have received such other certificates, documents or instruments from Suburban or its officers as Parent shall have reasonably requested in connection with securities law compliance as to the Proxy Statement.

                  (k) Key Suburban Management. The Key Suburban Management member shall remain employed by Suburban through the Effective Date.

                                   ARTICLE VI

                        TERMINATION, WAIVER AND AMENDMENT

         6.1      TERMINATION.

This Agreement may be terminated on or at any time prior to the Closing Date:

                  (a)      By the mutual written consent of the parties hereto;

                  (b)      By Parent, Merger Sub or Suburban:

                           (i)      If there shall have been any breach of any
representation, warranty, agreement or obligation contained in this Agreement of Parent or Merger Sub, in the event of a termination by Suburban, or of Suburban, in the event of a termination by Parent or Merger Sub, and such breach cannot be, or shall not have been, remedied within 30 days after receipt by such party of written notice specifying the nature of such breach and requesting that it be remedied; provided, that, if such breach cannot reasonably be cured within such 30-day period but may reasonably be cured within 60 days, and such cure is being diligently pursued, no such termination shall occur prior to the expiration of such 60-day period;

                           (ii)     If the Closing Date shall not have occurred
prior to the 270th day from the date of this Agreement (except that if the Closing Date shall not have occurred by such date because of a breach of this Agreement by a party hereto, such breaching party (and in the event that Merger Sub is the breaching party, Parent and, in the event that Parent is the breaching party, Merger Sub) shall not be entitled to terminate this Agreement in accordance with this provision);

                           (iii)    If any Regulatory Authority whose approval
or consent is required for consummation of the Merger shall issue a definitive written denial of such approval or consent and the time period for appeals and requests for reconsideration has run; or

                           (iv)     If the Suburban Shareholders vote but fail
to approve the Merger at the Suburban Shareholders Meeting.

                  (c) By Parent if the Suburban Shareholders Meeting has not been held on or before 110 days from the date of signing of this Agreement, at which meeting a vote has been take for the purpose of approving this Agreement.

         6.2      EFFECT OF TERMINATION.

                  (a) Except as provided in Section 6.2(b) hereof, if this Agreement is terminated pursuant to Section 6.1 hereof or otherwise, this Agreement shall forthwith become void, other than Sections 4.2(c) and 7.1 hereof which shall remain in full force and effect, and there shall be no further liability on the part of Merger Sub, Parent or Suburban to the other, except for any liability of Merger Sub, Parent or Suburban under such sections of this Agreement and except for any liability of any party arising out of a willful breach by such party of this Agreement giving rise to termination of this Agreement.

                  (b) If this Agreement is terminated by Parent or Merger Sub for any reason other than as specified in Section 6.1(b) or Section 6.1(c), Parent shall immediately make a payment to Suburban for liquidated damages in the amount of $625,000 which shall be the sole and exclusive remedy of Suburban in such event.

                                   ARTICLE VII

                                  MISCELLANEOUS

         7.1      EXPENSES AND OTHER FEES.

                  (a)      Except as set forth in Section 7.1(b), 7.1(c) and
Section 6.2(b), each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.

                  (b) If Suburban fails to complete the Merger after the occurrence of one of the following events, and neither Merger Sub nor Parent shall be in material breach of this Agreement, Suburban shall immediately make a payment to Parent for liquidated damages in the amount of One Million Two Hundred Fifty Thousand Dollars ($1,250,000) which shall be the sole and exclusive remedy of Parent and Merger Sub in such event, and upon such payment this Agreement shall be terminated:

                           (i)      a person or group (as those terms are
defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than Merger Sub, Parent or an Affiliate of Parent:

                                    (A)      acquires beneficial ownership
(within the meaning of Rule 13d-3 under the Exchange Act) of 25% or more of the then outstanding shares of Suburban Common Stock; or

                                    (B)      enters into an agreement, letter of
intent or memorandum of understanding with Suburban pursuant to which such person or group or any Affiliate of such person or group would:

                                             (1)      merge or consolidate, or
enter into any similar transaction, with Suburban;

                                             (2)      acquire all or
substantially all of the assets or liabilities of Suburban; or

                                             (3)      acquire beneficial
ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 25% or more of the then outstanding shares of Suburban Common Stock; or

                           (ii)     Suburban authorizes, recommends or publicly
proposes, or publicly announces an intention to authorize, recommend or propose, an agreement, letter of intent or memorandum of understanding described in
Section 7.1(b)(i)(B) above.

                  (c) If (x) the Suburban Shareholders Meeting is not held on or before 110 days from the date of the signing of this Agreement for any reason other than (aa) a prior termination of this Agreement under Section 6.1(a), Section 6.1(b)(iii) or Section 7.1(b), (bb) as a result of an uncured material breach of this Agreement by Parent or Merger Sub under Section 6.1(b)(i) or (cc) as a result of a terrorist attack, or (y) the shareholders of Suburban vote but fail to approve the Merger by the requisite percentage at the Suburban Shareholders Meeting, Suburban shall immediately make payment for liquidated damages to Parent of a fee of $100,000 which shall be the sole and exclusive remedy of Parent and Merger Sub in such event.

         7.2      NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES; DISCLOSURE
SCHEDULES.

All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants shall terminate on the Closing Date.

         7.3      AMENDMENT OF THIS AGREEMENT.

This Agreement may be amended by the mutual agreement of the Boards of Directors of Parent, Suburban and Merger Sub after its formation at any time prior to the Effective Date, except that an amendment made subsequent to the adoption of this Agreement by the shareholders of Suburban shall not:

                  (a) Decrease the amount of cash to be received in exchange for or on conversion of any of the shares of Suburban; or

                  (b) Change any of the terms and conditions of this Agreement if the change would adversely affect the holders of any shares of Suburban.

Any amendment to this Agreement must be in writing signed by authorized officers on behalf of the Parties hereto.

         7.4      WAIVER.

Any Agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         7.5      ENTIRE AGREEMENT.

                  (a) This Agreement, including the documents referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written and oral, with respect to its subject matter, including without limitation the letter dated April 14, 2003 from Univest to Suburban.

                  (b) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities.

         7.6      NO ASSIGNMENT.

Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto. Any assignment in violation of the terms hereof shall be null and void.

         7.7      NOTICES.

All notices or other communications hereunder shall be in writing and shall be deemed given upon delivery if delivered personally, two business days after mailing if mailed by prepaid registered or certified mail, return receipt requested, or upon confirmation of good transmission if sent by telecopy, addressed as follows:

                  (a)      If to Merger Sub, when formed, or Parent, to:

                           Univest National Bank and Trust Co.
                           14 N. Main Street
                           Souderton, Pennsylvania 18964

                           Attention: President
                           Telecopy No.: 215-721-2408

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

                           with a copy to:

                           Martin G. Heckler, Esq.
                           Fox Rothschild LLP
                           2000 Market Street, 10th Floor
                           Philadelphia, PA 19103

                           Telecopy No.: 215-299-2150

                  (b)      If to Suburban, to:

                           Suburban Community Bank
                           40 E. State Road
                           Feasterville, PA  19053

                           Attention: H. Paul Lewis, President
                           Telecopy No.: 215-354-0997

                           with a copy to:

                           Frederick W. Dreher, Esquire
                           Duane Morris LLP
                           4200 One Liberty Place
                           Philadelphia, PA 19103

                           Telecopy No. 215-979-1213

         7.8      CAPTIONS.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

         7.9      COUNTERPARTS.

This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

         7.10     PARTIAL INVALIDITY.

In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated herein to be unreasonable or materially and adversely frustrate the objectives of the parties as expressed in this Agreement.

         7.11     GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the domestic internal law of the Commonwealth of Pennsylvania, except to the extent the National Bank Act is applicable by its terms.

              [THE BALANCE OF THIS PAGE HAS INTENTIONALLY BEEN LEFT
                         BLANK. SIGNATURE PAGE FOLLOWS.]

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         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                            UNIVEST NATIONAL BANK AND TRUST CO.

                                            By: ________________________________
Attest: _______________________                   Name: William S. Aichele
        Wallace H. Bieler, Secretary              Title: President and
                                                  Chief Executive Officer

(Corporate Seal)

                                            SUBURBAN COMMUNITY BANK

Attest: _______________________             By: ________________________________
        ____________, Secretary                   Name: H. Paul Lewis
                                                  Title: President and Chief
                                                         Executive Officer

(Corporate Seal)

                                      -46-